Exhibit 10.2

SECOND AMENDMENT TO

AMENDED AND RESTATED COMPENSATION AGREEMENT

THIS SECOND AMENDMENT TO AMENDED AND RESTATED COMPENSATION AGREEMENT (“Agreement”) is entered into as of this 25th day of April, 2005, by and between Samuel Zell (“Mr. Zell” or the “Chairman”) and Equity Residential (“Company”), a Maryland real estate investment trust.

RECITALS

WHEREAS, the Company and Mr. Zell desire to amend the Amended and Restated Compensation Agreement dated March 5, 2003, as amended by that certain First Amendment to Amended and Restated Compensation Agreement dated February 3, 2005 (as amended, the “2003 Agreement”).

WHEREAS, Mr. Zell currently serves as Chairman of the Company’s Board of Trustees (“Board”), and it is a purpose of the 2003 Agreement that he be incentivized to continue to serve in that capacity so long as the Board wishes to avail itself of his services.

WHEREAS, under the current terms of the 2003 Agreement, should Mr. Zell voluntarily resign from the Board, ownership of all previously issued restricted shares and share options made pursuant to the 2003 Agreement shall vest in Mr. Zell without regard to whether or not the full specified vesting schedules shall have lapsed.

WHEREAS, under the Company’s 2002 Share Incentive Plan (“2002 Share Plan”) and its prior share incentive plan, ownership of restricted shares and share options previously issued to other Board trustees vest in the trustees only if the trustees voluntarily resign after age 70 or if they are not renominated or re-elected to the Board.

WHEREAS, although Mr. Zell has no present intentions of resigning from the Board, he recognizes that such arrangement may appear to diminish his financial incentives for continued services on the Company’s Board.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the payment and adequacy of which is hereby acknowledged, the parties agree to amend the 2003 Agreement as follows:

1.                                       2002 Share Plan.

a.   Simultaneously with the execution of this Agreement, the Company has executed a Third Amendment to the 2002 Share Plan, which among other changes increases the age at which the Chairman may retire from the Board, and receive immediate vesting of all restricted shares and unvested share options, from age 62 to age 70.  Chairman has reviewed and consents to this Third Amendment and acknowledges that its terms and provisions apply to all heretofore or hereafter restricted shares and share options granted under the 2003 Agreement.

b.   Chairman and the Company further agree that notwithstanding any other provisions in the 2003 Agreement or the 2002 Share Plan, vested ownership of his restricted shares and share options either heretofore or hereafter issued to him pursuant to the 2003 Agreement shall not accelerate in advance of the vesting dates specified therefor, and any unvested interests shall instead be forfeited, in the following events:

(i)                                     his voluntary retirement from the Company’s Board, or his voluntary decision not to stand for re-election to the Board, in each case for any reason other than disability prior to reaching the age of 70; or

(ii)                                  his involuntary termination as Chairman for Cause (as defined in the 2003 Agreement).

c.   Chairman and the Company further agree that notwithstanding any other provisions in the 2003 Agreement or the 2002 Share Plan, the vesting of any restricted shares and share options heretofore or hereafter issued to Chairman pursuant to the 2003 Agreement shall fully accelerate in advance of the vesting dates specified therefor in the following events:

(i)                                     his death;

(ii)                                  his voluntary retirement from the Board, or his decision not to stand for re-election to the Board, in each case at or after age 70;

(iii)                               his voluntary retirement from the Board, or his decision not to stand for re-election to the Board, in each case prior to age 70 due to Disability (as defined in the 2002 Share Plan);

(iv)                              his failure to be renominated to the Board or named as Chairman of the Board;

(v)                                 his failure to be re-elected to the Board if he is renominated to the Board; or

(vi)                              a Change in Control (as defined in the 2002 Share Plan).

2.                                       Other Changes.

a.                                       The following language contained in Paragraph A of Section I of the 2003 Agreement is deleted in its entirety:

“for services rendered during the calendar year preceding the date of grant,”

b.                                      Paragraph D(ii) of Section I of the 2003 Agreement is deleted in its entirety.

c.                                       The following language in Paragraph B of Section II of the 2003 Agreement is deleted in its entirety:

“(i.e., said Grants would be fully vested upon their grant unless Chairman resigned without good reason prior to age 62 or was removed for Cause).”

3.                                       Reaffirmation.  Except as expressly set forth above, the terms and provisions of the 2003 Agreement are hereby reconfirmed and agreed to continue in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

EQUITY RESIDENTIAL, a Maryland real estate investment trust

By:	/s/ Bruce W. Duncan
Bruce W. Duncan, President & CEO

Address:

Two North Riverside Plaza
Suite 400
Chicago, Illinois 60606

CHAIRMAN:

/s/ Samuel Zell
Samuel Zell, Chairman

Address:

Two North Riverside Plaza
Suite 600
Chicago, Illinois 60606